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                                                                   EXHIBIT 10(K)

                                AMENDED SUMMARY
                         1992 LONG TERM INCENTIVE PLAN
                        OF CONSTELLATION HOLDINGS, INC.

PURPOSE

    The purpose of this plan is to provide a compensation vehicle to motivate and reward key senior executives of the Constellation Companies for the achievement of long-term business objectives.

PERFORMANCE MEASUREMENT

    This is a five (5) year plan based on Constellation Holdings, Inc. having achieved at the end of the five (5) year period both, certain levels of net income and a return on equity that either equals or exceeds fourteen percent (14%).

    The chart below shows the award amounts each participant would be eligible to receive for achieving varying net income levels. The receipt of up to 30% of this amount would be based on individual/unit performance.

    Should the Company not achieve a Return on Equity of at least 14%, no part of this award will be paid.

OTHER PLAN FEATURES

    The total award will be forfeited if employment termination occurs during the performance period except for reason of death, disability or retirement. Senior executives hired after the beginning of the first performance year, but prior to the end of the last performance year, may be eligible to participate on a prorated basis.

    At the end of the performance period the value of the award will be made in either cash or, if certain required approvals are obtained, in BGE common stock.

    All awards will be subject to tax withholding.

    Participation in the Plan does not constitute a contractual agreement regarding future employment or a contractual right to receive an award.

    The President and Chief Executive Officer of Constellation Holdings, Inc. participates, but is eligible for a prorated award equal to 50% of the amount determined under the terms of the Plan.

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    The graph illustrates the  gross amount of  award (vertical axis)  available per participant based on Constellation Holdings, Inc. having achieved at the end of a five year period certain levels of net income (horizontal axis). No award is payable unless Constellation Holdings, Inc., achieves a return on equity of at least 14% at the end of the five year period. Awards range from $150,000 where five year net income equals at least $165 million, with a potential additional $50,000 award based on individual performance, to a $350,000 award for net income of at least $198 million, with a potential additional $200,000 award based on individual performance.

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